Exhibit 10.2

FORM OF

TAX MATTERS AGREEMENT

by and between

FORTIVE CORPORATION

and

VONTIER CORPORATION

Dated as of [●], 2020

i

Article V

INDEMNITY OBLIGATIONS

5.1	Indemnity Obligations	17
5.2	Indemnification Payments	17
5.3	Payment Mechanics	18
5.4	Treatment of Payments	18

Article VI

TAX CONTESTS

6.1	Notice	18
6.2	Separate Returns	19
6.3	Joint Return	19
6.4	Obligation of Continued Notice	19
6.5	Settlement Rights	19

Article VII

COOPERATION

7.1	General	20
7.2	Consistent Treatment	20

Article VIII

RETENTION OF RECORDS; ACCESS

8.1	Retention of Records	21
8.2	Access to Tax Records	21

Article IX

DISPUTE RESOLUTION

9.1	Dispute Resolution	21

Article X

MISCELLANEOUS PROVISIONS

10.1	Conflicting Agreements	22
10.2	Interest on Late Payments	22
10.3	Successors	22
10.4	Application to Present and Future Subsidiaries	22
10.5	Assignability	22

ii

10.6	No Fiduciary Relationship	22
10.7	Further Assurances	23
10.8	Survival	23
10.9	Notices	23
10.10	Distribution Date	24

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), is entered into as of [•], 2020 between Fortive Corporation, a Delaware corporation (“Fortive”), and Vontier Corporation, a Delaware corporation (“Vontier” and, together with Fortive, the “Parties”). Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, between the Parties (the “Separation Agreement”).

R E C I T A L S

WHEREAS, the board of directors of Fortive has determined that it is appropriate, desirable and in the best interests of Fortive and its stockholders to separate Fortive’s industrial technologies segment from its other businesses, creating Vontier as a new subsidiary company to which Fortive will transfer, directly or indirectly, the assets and liability of its industrial technologies segment (the “Separation”) and, following the Separation, to undertake the Distribution;

WHEREAS, Vontier has been incorporated for these purposes and has not engaged in activities except those incidental to its formation and in preparation for the Distribution;

WHEREAS, Fortive will effect certain restructuring transactions described in the Separation Plan for the purpose of aggregating the industrial technologies segment in the Vontier Group prior to the Distribution (collectively, the “Reorganization”) and in connection therewith, undertake the Contribution to Vontier which, in exchange therefor, Vontier shall (i) issue to Fortive shares of Vontier Common Stock and (ii) pay to Fortive the Vontier Contribution Payment;

WHEREAS, following the Distribution, Fortive may retain up to 19.9% of the outstanding Vontier Common Stock (the “Retained Stock”) and distribute such Retained Stock to Fortive stockholders as dividends or in exchange for outstanding shares of Fortive common stock (any such distribution, a “Subsequent Distribution”) or transfer such Retained Stock to Fortive creditors in satisfaction of certain Fortive debt (any such transfer, a “Debt-for-Equity Exchange”) within 12 months of the Distribution;

WHEREAS, Fortive intends to effect the Distribution in a transaction, that, taken together with the Contribution, any Subsequent Distribution and any Debt-for-Equity Exchange, is intended to qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D), 355 and 361(c) of the Code;

WHEREAS, certain members of the Fortive Group, on the one hand, and certain members of the Vontier Group, on the other hand, file certain Tax Returns on a consolidated, combined or unitary basis for certain federal, state, local and foreign Tax purposes; and

WHEREAS, the Parties desire to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 General. As used in this Agreement, the following terms shall have the following meanings:

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” shall mean, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreement” shall have the meaning set forth in the Separation Agreement.

“Business Day” shall have the meaning set forth in the Separation Agreement.

“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contribution” shall have the meaning set forth in the Separation Agreement.

“Debt-for-Equity Exchange” shall have the meaning set forth in the preamble hereto.

“Distribution” shall have the meaning set forth in the Separation Agreement.

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

“Distribution Taxes” means any Taxes incurred solely as a result of the failure of the Transactions to qualify for the Tax-Free Status of the Transactions.

“Effective Time” shall have the meaning set forth in the Separation Agreement.

“Employee Matters Agreement” shall have the meaning set forth in the Separation Agreement.

“Employment Tax” shall mean those Liabilities (as defined in the Separation Agreement) for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

“Federal Income Tax” shall mean any Tax imposed by Subtitle A of the Code other than an Employment Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Foreign Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Fortive” shall have the meaning set forth in the preamble hereto.

“Fortive Affiliated Group” shall mean an affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which a member of the Fortive Group is a member.

“Fortive Common Stock” shall have the meaning set forth in the Separation Agreement.

“Fortive Federal Consolidated Income Tax Return” shall mean any U.S. federal income Tax Return for a Fortive Affiliated Group.

“Fortive Group” shall have the meaning set forth in the Separation Agreement.

“Fortive Retained Business” shall have the meaning set forth in the Separation Agreement.

“Fortive Separate Return” shall mean any Tax Return of or including any member of the Fortive Group (including any consolidated, combined, or unitary return) that does not include any member of the Vontier Group.

“Group” shall mean either the Fortive Group or the Vontier Group, as the context requires.

“Indemnifying Party” shall have the meaning set forth in Section 5.2.

“Indemnitee” shall have the meaning set forth in Section 5.2.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“IRS Ruling” means any U.S. federal income Tax ruling and any supplements thereto, issued to Fortive by the IRS in connection with the Transactions.

“IRS Ruling Request” means the letter filed by Fortive with the IRS requesting a ruling regarding certain tax consequences of the Transactions and any amendment or supplement to such ruling request letter.

“Joint Return” shall mean any Tax Return that includes, by election or otherwise, one or more members of the Fortive Group together with one or more members of the Vontier Group.

“Law” shall have the meaning set forth in the Separation Agreement.

“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.

“Parties” shall mean the parties to this Agreement.

“Past Practices” shall have the meaning set forth in Section 3.5.

“Person” shall have the meaning set forth in the Separation Agreement.

“Post-Distribution Period” shall mean any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period with respect to the Distribution Date beginning after the Distribution Date.

“Pre-Distribution Period” shall mean any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period with respect to the Distribution Date ending at the end of the day on the Distribution Date.

“Prohibited Acts” shall have the meaning set forth in Section 4.2.

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Vontier management or shareholders, is a hostile acquisition, or otherwise, as a result of which Vontier (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Vontier (or any successor thereto) and/or one or more holders of Vontier Common Stock, respectively, any amount of stock of Vontier, that would, when combined with any other direct or indirect changes in ownership of the stock of Vontier pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise fifty percent (50%) or more of (i) the value of all outstanding shares of Vontier as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of Vontier as of the date of the such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Vontier of a shareholder rights plan or (ii) issuances by Vontier that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Reasonable Basis” shall mean reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such refund, including any Taxes imposed by way of withholding or offset.

“Reorganization” shall have the meaning set forth in the recitals.

“Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

“Restricted Period” shall mean the period which begins with the Distribution Date and ends two (2) years thereafter.

“Retained Stock” shall have the meaning set forth in the preamble hereto.

“Separate Return” shall mean a Fortive Separate Return or a Vontier Separate Return, as the case may be.

“Separation” shall have the meaning set forth in the recitals.

“Separation Agreement” shall have the meaning set forth in the preamble hereto.

“Separation Plan” shall mean have the meaning set forth in the Separation Agreement.

“Straddle Period” shall mean with respect to any date, the taxable year or other taxable period that begins on or before such date and ends after such date.

“State Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Subsequent Distribution” shall have the meaning set forth in the preamble hereto.

“Subsidiary” shall have the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or non-United States Taxing Authority, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Attribute” shall mean net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed earnings and profits, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Certificates” shall mean any certificates of officers of Fortive and Vontier, provided to Skadden, Arps, Slate, Meagher & Flom LLP or any other Law or accounting firm in connection with any Tax Opinion issued in connection with the Transactions.

“Tax Contest” shall have the meaning set forth in Section 6.1.

“Tax-Free Status of the Transactions” shall mean the qualification of (i) the Contribution (and Fortive’s receipt of the Vontier Common Stock and Vontier Contribution Payment in connection therewith), the Distribution and any Subsequent Distributions, taken together, as a reorganization described in Sections 368(a)(1)(D) and 355(a) of the Code, with each of Fortive and Vontier being a party to the reorganization, in which no income or gain is recognized by Fortive, Vontier or the holders of Fortive Common Stock pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of Fortive and Vontier, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code, (ii) any Debt-for-Equity Exchange as a transfer of “qualified property” to creditors of Fortive in connection with the reorganization within the meaning of Section 361(c) of the Code and (iii) the transactions described on Schedule A as being free from Tax to the extent set forth therein.

“Tax Item” shall mean any item of income, gain, loss, deduction, or credit.

“Tax Law” shall mean the law of any Taxing Authority or political subdivision thereof relating to any Tax.

“Tax Materials” shall have the meaning set forth in Section 4.1(a).

“Tax Opinion” shall mean any written opinion of Skadden, Arps, Slate, Meagher & Flom LLP or any other Law or accounting firm, regarding certain tax consequences of certain transactions executed as part of the Transactions.

“Tax Records” shall have the meaning set forth in Section 8.1.

“Tax-Related Losses” shall mean with respect to any Taxes, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (ii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Fortive (or any of its Affiliates) or Vontier (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Transactions to qualify for the Tax-Free Status of the Transactions.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transactions” means the Separation, the Distribution, any Subsequent Distribution, any Debt-for-Equity Exchange and any related transactions.

“Transaction Taxes” shall mean all Taxes (including Taxes imposed on any member of the Fortive Group under Sections 951 or 951A of the Code) imposed on or with respect to the Transactions other than any Taxes resulting from the failure of the Transactions to qualify for the Tax-Free Status of the Transactions; provided, however, that Transaction Taxes shall not include any amounts for which Vontier has an indemnification obligation pursuant to Article V.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant tax period.

“Unqualified Tax Opinion” shall mean a “will” opinion, without substantive qualifications, of a nationally recognized Law or accounting firm, to the effect that a transaction will not affect the Tax-Free Status of the Transactions.

“Vontier” shall have the meaning set forth in the preamble hereto.

“Vontier Business” shall have the meaning set forth in the Separation Agreement.

“Vontier Common Stock” shall have the meaning set forth in the Separation Agreement.

“Vontier Contribution Payment” shall have the meaning set forth in the Separation Agreement.

“Vontier Disqualifying Action” means (a) any action (or the failure to take any action) by any member of the Vontier Group after the Distribution (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Distribution involving the capital stock of Vontier or any assets of any member of the Vontier Group or (c) any breach by any member of the Vontier Group after the Distribution of any representation, warranty or covenant made by them in this Agreement, that, in each case, would adversely affect the Tax-Free Status of the Transactions; provided, however, that the term “Vontier Disqualifying Action” shall not include any action entered into pursuant to any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Separation or the Distribution.

“Vontier Group” shall have the meaning set forth in the Separation Agreement.

“Vontier Separate Return” shall mean any Tax Return of or including any member of the Vontier Group (including any consolidated, combined, or unitary return) that does not include any member of the Fortive Group.

ARTICLE II

PAYMENTS AND TAX REFUNDS

2.1 U.S. Federal Income Tax Relating to Joint Returns.

(a) Fortive shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Periods.

(b) Vontier shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Vontier Business for all Post-Distribution Periods.

(c) Fortive shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those Federal Income Taxes described in Section 2.1(b) for all Post-Distribution Periods.

2.2 U.S. Federal Income Tax Relating to Separate Returns.

(a) Fortive shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Fortive Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax periods.

(b) Vontier shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Vontier Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax periods.

2.3 U.S. State Tax Relating to Joint Returns.

(a) Fortive shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Periods.

(b) Vontier shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Vontier Business for all Post-Distribution Periods.

(c) Fortive shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those State Taxes described in Section 2.3(b) for all Post-Distribution Periods.

2.4 U.S. State Tax Relating to Separate Returns.

(a) Fortive shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Fortive Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax periods.

(b) Vontier shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Vontier Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax periods.

2.5 Foreign Tax Relating to Joint Returns.

(a) Fortive shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Periods.

(b) Vontier shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Vontier Business for all Post-Distribution Periods.

(c) Fortive shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those Foreign Taxes described in Section 2.5(b) for all Post-Distribution Periods.

2.6 Foreign Tax Relating to Separate Returns.

(a) Fortive shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Fortive Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax periods.

(b) Vontier shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Vontier Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax periods.

2.7 Transaction Taxes. Notwithstanding the provisions set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5 and 2.6, Fortive and Vontier each shall pay and be responsible for fifty percent (50%) of any Transaction Taxes, as reasonably determined by Fortive.

2.8 Determination of Tax Attributable to the Vontier Business.

(a) For purposes of Section 2.1(b), the amount of Federal Income Taxes attributable to the Vontier Business shall be reasonably determined by Fortive on a pro forma Vontier Group consolidated return prepared:

(i) including only Tax Items of members of the Vontier Group that were included in the relevant Fortive Federal Consolidated Income Tax Return;

(ii) except as provided in Section 2.8(a)(iv) hereof, using all elections, accounting methods and conventions used on the relevant Fortive Federal Consolidated Income Tax Return for such period;

(iii) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period; and

(iv) assuming that the Vontier Group elects not to carry back any net operating losses.

(b) The amount of State Taxes and Foreign Taxes shall be as reasonably determined by Fortive in a manner consistent with the principles of Section 2.8(a), to the extent relevant.

2.9 Allocation of Employment Taxes. Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.

2.10 Tax Refunds.

(a) Fortive shall be entitled to all Refunds related to Taxes the liability for which is allocated to Fortive pursuant to this Agreement. Vontier shall be entitled to all Refunds related to Taxes the liability for which is allocated to Vontier pursuant to this Agreement.

(b) Vontier shall pay to Fortive any Refund received by Vontier or any member of the Vontier Group that is allocable to Fortive pursuant to this Section 2.10 no later than five (5) Business Days after the receipt of such Refund. Fortive shall pay to Vontier any Refund received by Fortive or any member of the Fortive Group that is allocable to Vontier pursuant to this Section 2.10 no later than five (5) Business Days after the receipt of such Refund. For purposes of this Section 2.10, any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions).

2.11 Tax Benefits. If Fortive determines, in its reasonable discretion, that: (i) one Party is responsible for a Tax pursuant to this Agreement or under applicable Law and (ii) the other Party is entitled to a deduction, credit or other Tax benefit relating to such Tax, then the Party entitled to such deduction, credit or other Tax benefit shall pay to the Party responsible for such Tax the amount of the Tax benefit arising from such deduction, credit or other Tax benefit, as determined by Fortive in its good faith discretion.

2.12 Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Fortive Group and any member of the Vontier Group shall be terminated with respect to the Vontier Group and the Fortive Group as of the Distribution Date. No member of either the Vontier Group or the Fortive Group shall have any continuing rights or obligations under any such agreement.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

3.1 Fortive’s Responsibility. Fortive shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Joint Returns, all Tax Returns pursuant to which there is a claim to group relief by one or more members of the Vontier Group in respect of losses generated by one or more members of the Fortive Group, and all Fortive Separate Returns, including any amendments to such Tax Returns. Notwithstanding the foregoing, with respect to any Joint Return, to the extent that any expenses related to a previously filed Joint Return for similar Taxes were customarily paid by a member of the Vontier Group, as determined by Fortive in its discretion, then any similar expenses shall be borne by Vontier, including, for the avoidance of doubt, any expenses related to the preparation of transfer pricing documentation.

3.2 Vontier’s Responsibility. Vontier shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns, including any amended Tax Returns, required to be filed by or with respect to members of the Vontier Group other than those Tax Returns which Fortive is required to prepare and file under Section 3.1. The Tax Returns required to be prepared and filed by Vontier under this Section 3.2 shall include any Vontier Separate Returns and any amended Vontier Separate Returns. For the avoidance of doubt, Vontier shall prepare any transfer pricing documentation required to be prepared with respect to a Tax Return required to be prepared and filed under this Section 3.2 and Fortive shall be entitled to review and comment on any such transfer pricing documentation in a manner consistent with Section 3.3.

3.3 Right To Review Tax Returns. To the extent that the positions taken on any Tax Return would reasonably be expected to materially adversely affect the Tax position of the Party other than the Party that is required to prepare and file any such Tax Return pursuant to Section 3.1 or 3.2 (the “Reviewing Party”), the Party required to prepare and file such Tax Return (the “Preparing Party”) shall prepare the portions of such Tax Return that relates to the business of the Reviewing Party (the Fortive Retained Business or the Vontier Business, as the case may be), shall provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the due date for such Tax Return, and shall modify such portion of such Tax Return before filing to include the Reviewing Party’s reasonable comments.

3.4 Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided under Article VIII. Notwithstanding anything to the contrary in this Agreement, Fortive shall not be required to disclose to Vontier any consolidated, combined, unitary, or other similar Joint Return of which a member of the Fortive Group is the common parent or any information related to such a Joint Return other than information relating solely to the Vontier Group; provided, that Fortive shall provide such additional information that is reasonably required in order for Vontier to determine the Taxes attributable to the Vontier Business. If an amended Separate Return for State Taxes for which Vontier is responsible under this Article III is required to be filed as a result of an amendment made to a Joint Return for Federal Income Tax pursuant to an audit adjustment, then the Parties shall cooperate to ensure that such amended Separate Return can be prepared and filed in a manner that preserves confidential information including through the use of third party preparers.

3.5 Tax Reporting Practices. Except as provided in Section 3.6, with respect to any Tax Return for any taxable period that begins on or before the second anniversary of the Distribution Date with respect to which Vontier is the Responsible Party, such Tax Return shall be prepared in a manner (i) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by Vontier; and (ii) that, to the extent consistent with clause (i), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. Vontier shall not take any action inconsistent with the assumptions made (including with respect to any Tax Item) in determining all estimated or advance payments of Taxes on or prior to the Distribution Date. In addition, Vontier shall not be permitted, and shall not permit any member of the Vontier Group, without Fortive’s prior written consent, to make a change in any of its methods of accounting for Tax purposes until all applicable statutes of limitations for all Pre-Distribution Periods have expired.

3.6 Reporting of Separation. The Tax treatment of any step in or portion of the Transactions shall be reported on each applicable Tax Return consistently with the Tax-Free Status of the Transactions, taking into account the jurisdiction in which such Tax Returns are filed, unless there is no Reasonable Basis for such Tax treatment. In the event that a Party shall determine that there is no Reasonable Basis for such Tax treatment, such Party shall notify the other Party no later than twenty (20) Business Days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Transactions shall be reported. If Fortive determines, in its sole discretion, that a protective election under Section 336(e) of the Code shall be made with respect to the Distribution, Vontier agrees to take any such action that is necessary to effect such election, including any corresponding election with respect to any of its Subsidiaries, as determined by Fortive. If such a protective election is made, this Agreement shall be amended in such a manner as is determined by Fortive in its good faith discretion to compensate Fortive for any Tax benefits realized by Vontier as a result of such election.

3.7 Payment of Taxes.

(a) With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.

(b) In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

(c) With respect to any estimated Taxes, the Party that is or will be the Responsible Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

3.8 Amended Returns and Carrybacks.

(a) Vontier shall not, and shall not permit any member of the Vontier Group to, file or allow to be filed any request for an Adjustment for any Pre-Distribution Period without the prior written consent of Fortive, such consent to be exercised in Fortive’s sole discretion.

(b) Vontier shall, and shall cause each member of the Vontier Group to, make any available elections to waive the right to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period.

(c) Vontier shall not, and shall cause each member of the Vontier Group not to, without the prior written consent of Fortive, make any affirmative election to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period, such consent to be exercised in Fortive’s sole discretion.

(d) Receipt of consent by Vontier or a member of the Vontier Group from Fortive pursuant to the provisions of this Section 3.8 shall not limit or modify Vontier’s continuing indemnification obligation pursuant to Article V.

3.9 Tax Attributes. Fortive shall in good faith advise Vontier in writing of the amount (if any) of any Tax Attributes, which Fortive determines, in its good faith discretion, shall be allocated or apportioned to the Vontier Group under applicable Law. Vontier and all members of the Vontier Group shall prepare all Tax Returns in accordance with such written notice. Vontier agrees that it shall not dispute Fortive’s determination of Tax Attributes. For the avoidance of doubt, Fortive shall not be required in order to comply with this Section 3.9 to create or cause to be created any books and records or reports or other documents based thereon (including, without limitation, “earnings & profits studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business.

ARTICLE IV

TAX-FREE STATUS OF THE DISTRIBUTION

4.1 Representations and Warranties.

(a) Fortive, on behalf of itself and all other members of the Fortive Group, hereby represents and warrants that (i) it has examined the IRS Ruling Request, the Tax Opinion, the Tax Certificates and any other materials delivered or deliverable in connection with the issuance of any IRS Ruling and the rendering of the Tax Opinion, in each case, as they exist as of the date hereof (collectively, the “Tax Materials”) and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Fortive or any member of the Fortive Group or the Fortive Retained Business, were, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Fortive, on behalf of itself and all other members of the Fortive Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Fortive or any member of the Fortive Group or the Fortive Retained Business.

(b) Vontier, on behalf of itself and all other members of the Vontier Group, hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Vontier or any member of the Vontier Group or the Vontier Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Vontier, on behalf of itself and all other members of the Vontier Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Vontier or any member of the Vontier Group or the Vontier Business.

(c) Each of Fortive, on behalf of itself and all other members of the Fortive Group, and Vontier, on behalf of itself and all other members of the Vontier Group, represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Transactions to be other than the Tax-Free Status of the Transactions.

(d) Each of Fortive, on behalf of itself and all other members of the Fortive Group, and Vontier, on behalf of itself and all other members of the Vontier Group represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

4.2 Restrictions Relating to the Distribution.

(a) Vontier, on behalf of itself and all other members of the Vontier Group, hereby covenants and agrees that no member of the Vontier Group will take, fail to take, or permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials or (ii) any action which constitutes a Vontier Disqualifying Action.

(b) During the Restricted Period, Vontier:

(i) shall continue and cause to be continued the active conduct of the Vontier Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code, as conducted immediately prior to the Distribution,

(ii) shall not voluntarily dissolve or liquidate itself or any of its Affiliates (including any action that is a liquidation for U.S. federal income tax purposes),

(iii) shall not (1) enter into any Proposed Acquisition Transaction or, to the extent Vontier has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate with any other

Person or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) which in the aggregate would, when combined with any other direct or indirect changes in ownership of Vontier capital stock pertinent for purposes of Section 355(e) of the Code, have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a fifty percent (50%) or greater interest in Vontier or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the Transactions; and

(iv) shall not and shall not permit any member of the Vontier Group, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for U.S. federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than twenty (20%) of the consolidated gross assets of Vontier or the Vontier Group. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of Vontier or any member of the Vontier Group. The percentages of gross assets or consolidated gross assets of Vontier or the Vontier Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Vontier and the members of the Vontier Group as of the Distribution Date. For purposes of this Section 4.2(b)(iv), a merger of Vontier or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of Vontier shall constitute a disposition of all of the assets of Vontier or such Subsidiary.

(c) Notwithstanding the restrictions imposed by Section 4.2(a) and (b), Vontier or a member of the Vontier Group may take any of the actions or transactions described therein if Vontier either (i) obtains an Unqualified Tax Opinion in form and substance reasonably satisfactory to Fortive or (ii) obtains the prior written consent of Fortive waiving the requirement that Vontier obtain an Unqualified Tax Opinion, such waiver to be provided in Fortive’s sole and absolute discretion. Fortive’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion. Vontier shall bear all costs and expenses of securing any such Unqualified Tax Opinion and shall reimburse Fortive for all reasonable out-of-pocket expenses that Fortive or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion. Neither the delivery of an Unqualified Tax Opinion nor Fortive’s waiver of Vontier’s obligation to deliver an Unqualified Tax Opinion shall limit or modify Vontier’s continuing indemnification obligation pursuant to Article V.

ARTICLE V

INDEMNITY OBLIGATIONS

5.1 Indemnity Obligations.

(a) Fortive shall indemnify and hold harmless Vontier from and against, and will reimburse Vontier for, (i) all liability for Taxes allocated to Fortive pursuant to Article II, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Fortive Group pursuant to this Agreement and (iii) the amount of any Refund received by any member of the Fortive Group that is allocated to Vontier pursuant to Section 2.10(a).

(b) Without regard to whether an Unqualified Tax Opinion may have been provided or whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, Vontier shall indemnify and hold harmless Fortive from and against, and will reimburse Fortive for, (i) all liability for Taxes allocated to Vontier pursuant to Article II, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Vontier Group pursuant to this Agreement, (iii) the amount of any Refund received by any member of the Vontier Group that is allocated to Fortive pursuant to Section 2.10(a), (iv) any Distribution Taxes and Tax-Related Losses attributable to a Vontier Disqualifying Action (regardless of whether the conditions set forth in Section 4.2(c) are satisfied) and (v) any Taxes incurred by one or more members of the Fortive Group arising from or attributable to the disallowance of losses generated by one or more members of the Vontier Group in respect of which one or more members of the Fortive Group has made a claim to group relief.

(c) To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Sections 5.1(a) and 5.1(b), responsibility for such Tax or Tax-Related Loss shall be shared by Fortive and Vontier according to relative fault as determined by Fortive in its good faith discretion.

5.2 Indemnification Payments.

(a) Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) fifteen (15) Business Days after the receipt of notice from the other Party.

(b) If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than five (5) Business Days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

5.3 Payment Mechanics.

(a) All payments under this Agreement shall be made by Fortive directly to Vontier and by Vontier directly to Fortive; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Fortive Group, on the one hand, may make such indemnification payment to any member of the Vontier Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b) In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

5.4 Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by Law, for all U.S. federal income tax purposes as either (i) a non-taxable contribution by Fortive to Vontier or (ii) a distribution by Vontier to Fortive, and, with respect to any payment made among the Parties pursuant to this Agreement after the Distribution, such payment shall be treated as having been made immediately prior to the Distribution. Notwithstanding the foregoing, Fortive shall notify Vontier if it determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, as a payment made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, and the Parties agree to treat any such payment accordingly.

ARTICLE VI

TAX CONTESTS

6.1 Notice. Each Party shall notify the other Party in writing within ten (10) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest.

6.2 Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Party having the liability for the Tax pursuant to Article II hereof shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest.

6.3 Joint Return. In the case of any Tax Contest with respect to any Joint Return, Fortive shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest. Notwithstanding the foregoing, to the extent a portion of any such Tax Contest with respect to a Joint Return with respect to Foreign Taxes relates to a matter which was customarily controlled by a member of the Vontier Group, as determined by Fortive in its sole discretion, then Fortive may elect that Vontier shall be responsible for conduct of such portion of such Tax Contest and any expenses related thereto, including expenses relating to supporting transfer pricing analysis.

6.4 Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

6.5 Settlement Rights. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (iii) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

ARTICLE VII

COOPERATION

7.1 General.

(a) Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(i) the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of either Party or any member of either Party’s Group.

Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation.

7.2 Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (a) the treatment of payments between the Fortive Group and the Vontier Group as set forth in Section 5.4, (b) the Tax Materials or (c) the Tax-Free Status of the Transactions.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

8.1 Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) seven (7) years after the Distribution Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Fortive Group or the Vontier Group for any Pre-Distribution Period or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date when the Fortive Group proposes to destroy any Tax Records, Fortive shall first notify Vontier in writing and the Vontier Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date when the Vontier Group proposes to destroy any Tax Records, Vontier shall first notify Fortive in writing and the Fortive Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

8.2 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (including, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.

ARTICLE IX

DISPUTE RESOLUTION

9.1 Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Fortive, Vontier and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Fortive and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Conflicting Agreements. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, this Agreement shall control with respect to the subject matter thereof.

10.2 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

10.3 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party to this Agreement.

10.4 Application to Present and Future Subsidiaries. This Agreement is being entered into by Fortive and Vontier on behalf of themselves and the members of their respective Group. This Agreement shall constitute a direct obligation of each such Party and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of Fortive or Vontier in the future.

10.5 Assignability. This Agreement shall not be assigned by any Party without the prior written consent of the other Party hereto, except that each Party may assign its respective rights or delegate its respective obligations under this Agreement to any Affiliate of such Party; provided, however, that in connection with each such assignment or delegation, the assigning Party provides a guarantee to the non-assigning Party for any liability or obligation assigned or delegated pursuant to this Section 10.5; provided, further, that Vontier shall only be entitled to assign its rights or delegate its obligations under this Agreement with the prior written consent of Fortive.

10.6 No Fiduciary Relationship. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.

10.7 Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

10.8 Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

10.9 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email (followed by delivery of an original via overnight courier service) or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.9):

If to Fortive, to:

Fortive Corporation

6920 Seaway Blvd.

Everett, WA 98203

Attn: General Counsel

Facsimile: [                ]

E-mail: [                ]

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attn: Gavin A. White

Facsimile: (917) 777-3418

Email: Gavin.White@skadden.com

If to Vontier, to:

Vontier Corporation

5420 Wade Park Boulevard, Suite 206

Raleigh, NC 27607

Attn: General Counsel

Facsimile: [                ]

E-mail: [                ]

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

10.10 Distribution Date. This Agreement shall become effective only upon the Distribution Date.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

FORTIVE CORPORATION

By:
Name:
Title:

VONTIER CORPORATION

By:
Name:
Title:

[Tax Matters Agreement Signature Page]